UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2014

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46701 Commerce Center Drive Plymouth, MI	48170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 862-4840

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 4, 2014, Esperion Therapeutics, Inc. (the “Company”) and McMullen SPE, LLC (the “Landlord”), entered into a Valley Ranch Business Park Lease (the “Lease”) for the Company’s new principal executive office located in the Valley Ranch Business Park at 3891 Ranchero Drive, Suite 150, Ann Arbor, Michigan 48108 (the “Leased Premises”). The Lease is for approximately 7,941 rentable square feet of office space, together with the right to use common areas and facilities in common with the Landlord and other tenants at the Valley Ranch Business Park. The term of the Lease commences with respect to all of the space in the Leased Premises on the later to occur of (i) the date upon which Landlord delivers the premises to the Company under the terms of the Lease with the delivery conditions set forth in the Lease satisfied and (ii) April 1, 2014 (the “Lease Commencement Date”). The term of the Lease shall end 63 months after the Lease Commencement Date. Under the terms of the Lease, following the first three months (during which the base rent is $0), the base rent, subject to certain adjustments, for the Leased Premises will start at approximately $7,941 per month, plus certain operating expenses and taxes, and shall increase on an annual basis and otherwise as provided in the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Valley Ranch Business Park Lease, dated February 4, 2014, between the Registrant and McMullen SPE, LLC.

*      *       *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2014	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Valley Ranch Business Park Lease, dated February 4, 2014, between the Registrant and McMullen SPE, LLC.